EXHIBIT 10.45

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (“Agreement”) is entered into on the date on which the last party executes this Agreement (“Effective Date”), between Emerald X, LLC, along with any related entities and subsidiaries (collectively, the “Company”) and ______________. (“Employee”).

1.
Retention Bonus. In an effort to retain Employee and in light of Employee’s critical role in the business, the Company is offering Employee the opportunity to earn a total retention bonus in an amount up to $_______ (“Total Retention Bonus”). Unless expressly stated in this Agreement, the Total Retention Bonus shall not be earned unless Employee remains employed by the Company, or one of its related companies or subsidiaries, in Good Standing for the entire period between the Effective Date and the applicable Retention Period stated below. Employee understands and agrees that if Employee does not satisfy the criteria set forth in this Agreement, including if Employee elects to terminate employment with the Company for any reason prior to the end of the applicable Retention Period, except as expressly stated in this Agreement, Employee will not have earned the part or parts of the Total Retention Bonus for which the Retention Period has not been completed. The Total Retention Bonus shall be divided into two bonus opportunities, as follows:
a.
First Retention Bonus. Employee is eligible to earn 50% of the Total Retention Bonus (“First Retention Bonus”) if Employee satisfies all other criteria in this Agreement and remains employed in Good Standing through December 31, 2024 (“First Retention Period”).
b.
Second Retention Bonus. Employee is eligible to earn 50% of the Total Retention Bonus (“Second Retention Bonus”) if Employee satisfies all other criteria in this Agreement and remains employed in Good Standing through December 31, 2025 (“Second Retention Period”).
2.
Good Standing. In order to be considered in Good Standing, Employee must: (a) use Employee’s best efforts to ensure the continued success of the Company during the applicable Retention Period; (b) perform Employee’s job duties in good faith and at a satisfactory level, as determined by the Company; (c) comply with all Company agreements, policies, and expectations, including any non-disclosure or restrictive covenants; (d) not be subject to an active performance improvement plan, final warning, or other written discipline at the end of the applicable Retention Period; and (e) not have commenced employment elsewhere, except for a related company or subsidiary of the Company, unless approved in writing by the Company.
3.
Termination Without Cause; Good Reason. Employee shall be considered to have earned any Retention Bonus that has been paid to them, and any clawback restrictions will lapse, if their employment with the Company is terminated (i) by the Company without Cause, or (ii) if Employee’s employment agreement with the Company provides for severance benefits in the event of termination for “Good Reason,” by Employee for Good Reason (as defined in Employee’s employment agreement), in either case prior to the end of the applicable Retention Period. For example, if Employee is terminated by the Company without Cause prior to the end of the First Retention Period, Employee would earn the First Retention Bonus; however Employee would not be eligible to earn the Second Retention Bonus. For purposes of this Agreement, “Cause” means (x) if Employee is part to an employment or severance agreement with the Company in which “Cause” is defined, the occurrence of any circumstances defined as “Cause” in such employment or severance agreement, or (y) if Employee is not a party to an employment or severance agreement with the Company in which “Cause” is defined, (a) Employee’s indictment for, or conviction or entry of a plea of guilty or nolo contendere to (i) any felony or (ii) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether under the laws of the United States or any state thereof or any similar foreign law to which Employee may be subject, (b) Employee’s being or having been engaged in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company, or the performance of Employee’s duties, (c) Employee’s willful failure to (i) follow a reasonable and lawful directive of the Company, or (ii) comply with any written rules, regulations, policies or procedures of the Company, which, if not complied with, would reasonably be expected to have an adverse effect (other than a de minimis adverse effect) on the business or financial condition of the Company, (d) Employee’s violation of any employment, consulting, separation or similar agreement with the Company, including any non-disclosure, non-solicitation or non-competition covenant in any other agreement to which Employee is subject, (e) Employee’s deliberate and continued failure to perform their material duties to the Company, (f) sustained unsatisfactory performance of material job duties, as determined in the Company's sole discretion, or (g) Employee’s violation of the Company’s Code of Business Conduct and Ethics, as it may be amended from time to time.
4.
Change of Control. Employee shall be considered to have earned the Total Retention Bonus upon a Change of Control that occurs prior to the end of the Second Retention Period, such that, (x) in respect of any portion of the Retention Bonus that has been paid to Employee prior to the consummation of the Change of Control in accordance with the terms of this Agreement, any clawback restrictions will immediately lapse upon the consummation of the Change of Control, and (y) any portion of the Retention Bonus not yet paid to Employee prior to the consummation of the Change of Control in accordance with the terms of this Agreement, will be paid in full, subject to applicable taxes, within 15 calendar days following the consummation of the Change of Control. For purposes of this Agreement, “Change of Control” has the meaning ascribed to the term “Change in Control” in the Emerald Holding, Inc. 2017 Omnibus Equity Plan, as amended from time to time.
5.
Death or Disability. In the event that, prior to the end of the applicable Retention Period, Employee dies or, to the extent permitted by applicable law, Employee’s employment is terminated because, following an interactive dialogue with Employee, the Company determines that Employee is unable to perform the essential functions of Employee’s position, with or without reasonable accommodation, due to physical or mental incapacity for an aggregate of more than 120 days over any 12-month period, Employee (and/or their estate) shall be considered to have earned any Retention Bonus that had previously been advanced to Employee and shall have no obligation to repay any such advance.
6.
Payment Of Unearned Bonus; Clawback Restrictions. The Retention Bonus will be paid to Employee in two lump sum amounts, each of which are subject to all applicable taxes and withholding. Employee understands and acknowledges that the full amount of each portion of the Retention Bonus paid to Employee is subject to clawback by the Company until the applicable Retention Bonus is considered earned under the terms of this Agreement, either by Employee satisfying the vesting conditions or under circumstances expressly provided herein. If, prior to the end of the applicable Retention Period, Employee’s employment is terminated by the Company for Cause, or if Employee elects to terminate Employee’s employment for any reason other than Good Reason, if applicable, as set forth in Section 3, then if the termination occurs prior to the end of (i) the First Retention Period, Employee is subject to clawback by the Company of the First Retention Bonus, and (ii) the Second Retention Period, Employee is subject to clawback by the Company for the Second Retention Bonus. In that event, Employee acknowledges and agrees that the applicable portion of the Total Retention Bonus is subject to clawback and will repay either the gross amount of the First Retention Bonus or the gross amount of the Second Retention Bonus, as applicable.
a.
The First Retention Bonus will be paid to Employee, subject to this Section 6, on a regularly-scheduled payroll date within 30 days following the Effective Date.
b.
If Employee earns the First Retention Bonus and remains employed in Good Standing, the Second Retention Bonus will be advanced to Employee, subject to this Section 6, on the second regularly-scheduled payroll date in January 2025.
7.
At-Will Employment. Nothing in this Agreement changes the at-will nature of the employment relationship between Employee and the Company. This Agreement does not create a promise or definite term of employment. The employment relationship may be terminated with or without cause or notice, by either party, at any time.

8.
Entire Agreement; Counterparts; Assignment. This Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. The Company may assign this Agreement without Employee’s consent to any related company, subsidiary, or any company that acquires all or substantially all of the stock or assets of Company, or into which or with which Company is merged or consolidated. This Agreement may not be assigned by Employee.
9.
Section 409A; No Tax Representations. This Agreement is intended to comply, and shall at all times be operated in accordance, with the requirements of Internal Revenue Code Section 409A, including any applicable exceptions. The Company shall have authority to take action, or refrain from taking action, with respect to the payments and benefits under this Agreement, that is reasonably necessary to comply with Section 409A. The Company makes no representations with respect to the tax consequences of the Retention Bonus, and neither the Company, nor its representatives, assigns, or advisors shall be liable for any taxes, penalties, interest or other expenses incurred pursuant to Section 409A. The Retention Bonus will not be considered part of Employee’s base compensation for purposes of calculating any other payments, benefits or bonuses.
10.
Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of New York without giving effect to the conflict of laws or choice of law principles thereof, and any disputes arising hereunder shall be resolved by the appropriate federal or state court, as may be appropriate, in the State of New York.
11.
Amendments. This Agreement may only be amended in writing signed by both parties. Email correspondence is not a sufficient method to amend this Agreement.
12.
Severability; Waiver. The provisions of this Agreement are severable. If any provision of this Agreement or its application becomes or is declared by a court of competent jurisdiction to be invalid, unenforceable or void, the invalidity shall not affect other obligations, provisions, or applications of this Agreement, which shall be given effect and shall continue in full force and effect without the invalid obligations, provisions, or applications. The failure of the Company to require the performance of any term(s) or obligation(s) of this Agreement, or the waiver by the Company of any breach of this Agreement, shall not affect or prevent any subsequent enforcement of this Agreement.
13.
Confidentiality. Employee understands and agrees that confidentiality is a material term of this Agreement, and Employee must not disclose the existence, terms, or the amount paid under this Agreement to anyone other than Employee’s spouse, legal counsel, tax adviser, or financial planner. Employee will make a good faith effort to ensure that any such legal counsel, financial or tax adviser, or spouse will not disclose or discuss the existence of or any details of this Agreement with any other person. Employee affirms that Employee has not made any disclosure prohibited by this section prior to signing this Agreement.

IN WITNESS WHEREOF the Company and Employee have each duly executed this Agreement on the dates set forth below opposite their respective signatures.

Date:
[Employee Name]

EMERALD X LLC

Date:	By:
Name:
Title: